EXHIBIT 4.1

TAHOE RESOURCES INC.

DIVIDEND REINVESTMENT PLAN

As a holder of common shares of Tahoe Resources Inc., you should read this document carefully before making any decision regarding the Dividend Reinvestment Plan. In addition, non-registered beneficial holders of common shares of Tahoe Resources Inc. should refer to section 3.1 of this Dividend Reinvestment Plan.

If you are a Shareholder of Tahoe Resources Inc., resident of the United States and have received this document, please see the prospectus relating to the Dividend Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2016.

1.0 Purpose of the Plan

This Dividend Reinvestment Plan (the “Plan”) allows holders of common shares (the “Common Shares”) of Tahoe Resources Inc. (the “Corporation”) to purchase additional Common Shares by reinvesting their cash dividends (less any applicable withholding tax).

2.0 Summary of Principal Features of the Plan

The following provides a summary of certain principal features of the Plan:

•	Participants (as defined below) do not pay any costs or commissions in connection with purchases of Common Shares made under the Plan.

•

Full investment of all dividends to be received (less any applicable withholding taxes) is possible since whole and fractional Common Shares are credited to the Participant’s account. (Non-registered beneficial Shareholders should note that the crediting of fractional Common Shares in favour of non-registered beneficial Shareholders who participate in the Plan through a Nominee will depend on the policies of that Nominee.)

•	The Corporation may limit the maximum number of Common Shares that may be issued under the Plan.

•	Statements of account will be mailed to Participants after each Dividend Payment Date (as defined below).

•	Reinvestment of cash dividends under the Plan does not affect a Participant’s tax liability in respect of any such dividend, which tax liability remains with the Participant.

•	Shareholders that do not participate in the Plan will continue to receive cash dividends in the usual manner.

•	Shareholders can elect to participate or cease to participate in the Plan from time to time.

•

Common Shares issued as part of a Treasury Acquisition (as defined below) for distribution under the Plan may, at the discretion of the Corporation, be purchased at the Discount (as defined below). Common Shares acquired through Market Acquisitions (as defined below) for distribution under the Plan will be purchased at the prevailing trading prices.

3.0 Definitions

“Agent” means Computershare Trust Company of Canada, or such other agent as is from time to time to act as agent for Participants under the Plan;

“Average Market Price” has the meaning set out in Section 8.0 below;

“business day” means a day on which a Listing Market and the Agent office in the Province of Ontario is open for business;

“CDS” means CDS Clearing and Depository Services Inc., or its nominee in respect of Common Shares;

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“CDS Participant” means a Nominee that is a participant in the CDS depository service, which includes securities brokers and dealers, banks, trust companies and other financial institutions that holds Common Shares under the Plan on behalf of Participants that are non-registered beneficial Shareholders;

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“Corporation” means Tahoe Resources Inc.;

“Discount” means the discount of up to (but not exceeding) 5% of the Average Market Price that the Corporation may determine in its sole discretion to apply to Treasury Acquisitions, such Discount to be announced by way of press release;

“Dividend Investment Period” means the period, after the Dividend Payment Date, in which the Agent purchases Common Shares under the Plan;

“Dividend Payment Date” means the date fixed by the Board of Directors of the Corporation upon which a dividend is paid by the Corporation;

"DRS Advice" means a direct registration system advice or similar document evidencing the electronic registration of ownership of Common Shares;

“Enrollment Form” means the Reinvestment Enrollment — Participant Declaration Form, available on Computershare’s self-service web portal at www.investorcentre.com;

“Listing Market” means the Toronto Stock Exchange, the New York Stock Exchange (or any of its successors on which the Common Shares are then listed for trading) or any other stock exchange on which the Common Shares are listed;

“Market Acquisition” means a purchase of Common Shares on the facilities of, at the Corporation’s sole discretion, a Listing Market;

“Minimum Holdings” means the minimum number of Common Shares that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan, which minimum number will be determined by the Corporation from time to time in its sole discretion, subject to applicable securities laws. As of the date of adoption of the Plan, the Minimum Holdings is one Common Share;

“Nominee” refers to an intermediary such as a financial institution, broker, or other nominee who holds Common Shares on behalf of a non-registered beneficial owner of Common Shares and who supports dividend reinvestment plans for Canadian issuers;

“Participant” means a Shareholder holding at least the Minimum Holdings who, on the applicable record date for a cash dividend, is:

(i)	a resident of Canada or the United States, or

(ii)	resident outside Canada or the United States and is not prohibited under the law of the country in which it resides from participating in the Plan,

and who is otherwise eligible to participate in the Plan and elects to do so by, in the case of a registered Shareholder, completing and delivering the appropriate enrollment forms to the Agent or, in the case of a non-registered beneficial Shareholder, having a Nominee enroll on its behalf, as more particularly described in the Plan;

“Shareholder” means a registered holder of Common Shares or a non-registered beneficial owner of Common Shares, as the context requires;

“trading day” means a day on which a board lot of the Common Shares were traded on a Listing Market; and

“Treasury Acquisition” means a new issuance of Common Shares acquired by the Agent from the Corporation in accordance with the Plan.

3.1 Notice to Non-Registered Beneficial Shareholders

Non-registered beneficial Shareholders of the Corporation’s Common Shares (i.e. Shareholders who hold their Common Shares through a Nominee) should consult with that Nominee to determine the procedures for participation in the Plan. The administrative practices of such Nominees may vary and accordingly the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by the Nominee. There may be a fee charged by some Nominees to non-registered beneficial Shareholders in respect of matters related to the Plan, which will not be covered by the Corporation or the Agent. Where a non-registered beneficial owner of Common Shares wishes to enroll in the Plan through a CDS Participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS Participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that dividend record date relates. Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS Participants holding Common Shares on behalf of non-registered beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such non-registered beneficial owners in respect of each Dividend Payment Date.

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Participants that are non-registered beneficial Shareholders may voluntarily terminate their participation in the Plan as of a particular record date for a Dividend Payment Date by notifying their Nominee sufficiently in advance of that record date. Participants should contact their Nominee for appropriate procedures. Beginning on the first Dividend Payment Date after such termination is effective, dividends to such non-registered beneficial Shareholders will be made in cash. Any expenses associated with the preparation and delivery of a termination notice will be for the account of the Participant exercising its right to terminate participation in the Plan.

With respect to Participants that are non-registered beneficial Shareholders, Common Shares purchased under the Plan from treasury or the open market will be credited by the Agent to CDS and CDS shall in turn, on a pro rata basis based on such Participants’ respective entitlement to the dividends used to purchase Common Shares under the Plan, credit such Common Shares to the account of the applicable Nominee through whom such Participants hold Common Shares.

The crediting of fractional Common Shares in favour of non-registered beneficial Shareholders who participate in the Plan through a Nominee will depend on the policies of that Nominee. A Participant that is a non-registered beneficial Shareholder will receive, from his, her or its Nominee for tax reporting purposes, confirmations of the number of Common Shares issued to such Participant under the Plan in accordance with the Nominee’s usual practice.

4.0 Participation

(i)

Registered Shareholders. Except as described below, registered Shareholders are eligible to join the Plan at any time by enrolling some or all of their Common Shares and completing an Enrollment Form and sending it to the Agent within the deadlines noted below and at the address noted on the Enrollment Form or by enrolling online through the Agent’s web portal at www.investorcentre.com as identified from time to time by the Agent.

(ii)

Non-Registered Beneficial Shareholders. Non-registered beneficial Shareholders whose Common Shares are not registered in their own name but instead are held through a Nominee, may only participate in the Plan if they:

(1)	transfer their Common Shares into their own name and enroll directly in the Plan as a registered Shareholder; or

(2)	arrange for their Nominee to enroll in the Plan on their behalf.

The Nominee will be responsible for causing separate instructions to be delivered to the Agent regarding the extent of its participation in the Plan on behalf of non-registered beneficial Shareholders. The Depository Trust Company has indicated that effective March 31, 2014, it will no longer be participating in dividend reinvestment plans for Canadian issuers. As a result, Depository Trust Company participants will be required to withdraw their securities from Depository Trust Company and deposit them with Clearing and Depository Services, Inc. or have them registered in customer name in order to participate in the Plan. CDS Participants holding Common Shares on behalf of non-registered beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such non-registered beneficial owners in respect of each Dividend Payment Date. CDS will, in turn, be required to provide such notice to the Agent.

(iii)

Non-Canadian Resident Shareholders. Shareholders resident outside of Canada and the United States may participate in the Plan unless prohibited by the law of the country in which they reside. Cash dividends to be reinvested for Participants resident outside of Canada (or who, in the sole determination of the Corporation, appear to be so resident) will be reduced by the amount of any applicable withholding taxes, as determined in the sole discretion of the Corporation. Neither the Corporation or Agent will have any duty to inquire to the residency status of the Shareholder, nor will the Corporation or Agent be required to know the residency status of a Shareholder, other than as notified by a Shareholder. Notwithstanding the foregoing as part of the enrollment process, the Corporation or the Agent may request additional information or confirmations, including an opinion of legal counsel, from such non-Canadian resident Shareholders to ensure that enrollment is not prohibited by the law of the country in which they reside.

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(iv)

Time of Enrollment. A registered Shareholder will become a Participant with regard to the reinvestment of dividends on the first Dividend Payment Date following receipt by the Agent of a duly and properly completed Enrollment Form provided that the Enrollment Form is received not less than five (5) business days before the record date for the dividend payable on such Dividend Payment Date. If an Enrollment Form is received by the Agent less than five (5) business days prior to the record date for the dividend payable on such Dividend Payment Date, that dividend will be paid in the usual manner and the Participant will be enrolled for the next occurring Dividend Payment Date. A non-registered beneficial Shareholder will become a Participant when a Nominee has enrolled in the Plan on its behalf through a registered Shareholder, as described above.

(v)

Common Shares Participating. Under the terms of the Plan, Participants may direct the Agent to reinvest cash dividends on all or a portion of the Common Shares registered in their name. If Participants purchase additional Common Shares outside of the Plan that they wish enrolled in the Plan, they should contact the Agent to ensure that those Common Shares are enrolled in the Plan, as newly acquired Common Shares may not be automatically enrolled in the Plan.

(vi)	Ongoing Enrollment. Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan.

(vii)

Deemed Confirmations. By enrolling in the Plan, whether directly as a registered Shareholder or indirectly as a non-registered beneficial Shareholder through a Nominee, a Participant is deemed to have:

(1)	represented and warranted to the Corporation and the Agent that they are eligible to participate in the Plan;

(2)

appointed the Agent, and authorized the Corporation to more formally engage the Agent’s services to act as agent for the Participant in furtherance of the Plan and in accordance with the terms of the specific Plan services agreement under which the Agent is engaged;

(3)

appointed the Agent, as agent for the Participant, to receive from the Corporation, and directed the Corporation to credit the Agent, as agent for the Participant, with, all dividends (less any applicable withholding taxes) payable in respect of all Common Shares registered in the name of the Shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a non-registered beneficial Shareholder enrolled indirectly through a Nominee, that is enrolled on its behalf in the Plan;

(4)

authorized and directed the Agent, as agent for the Participant, to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan;

(5)	acknowledged and agreed to the limitations on liability as set out in Section 17.0 of the Plan; and

(6)

acknowledged and agreed that the Corporation may from time to time give direction to the Agent, on behalf of Participants, in accordance with the Plan and the specific Plan services agreement under which the Agent is engaged.

(viii)

Non-Assignable and Non-Transferable. The right to participate in the Plan is not assignable by a Participant. Common Shares in the Plan may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by a Participant while such Common Shares remain in the Plan. A Participant who wishes to sell, transfer, pledge, hypothecate, assign or otherwise dispose of all or any portion of their Common Shares in the Plan must first withdraw such Common Shares from the Plan as set out in Section 12.0 of the Plan.

(ix)

Right to Deny Participation. The Corporation may deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if (A) the Corporation deems it advisable under any laws or regulations, or (B) if, in the opinion of the Corporation, a person is participating in the Plan primarily with a view to arbitrage trading. The Corporation reserves the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation has reason to believe is, subject to the laws of any jurisdictions which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

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(x)	Enrollment Forms. Enrollment Forms may be obtained from the Agent at any time at www. investorcentre.com or by following the instructions on the Corporation’s website at www. tahoeresources.com.

(xi)

Use of Funds. All funds received by the Agent under the Plan will be applied to the purchase of Common Shares in accordance with the Plan. In no event will interest be paid to Participants on any funds held for investment under the Plan.

(xii)

Notification of Sale or Transfer. If a Participant sells or transfers all of his or her Common Shares held in DRS or certificated form that are enrolled in the Plan, the Agent will continue to invest the cash dividends on such Common Shares for the benefit of the Participant until a notice of termination is received by the Agent from the transferor of such Common Shares as the right to participate in the Plan is non assignable or transferable.

5.0 Costs

There is no brokerage commission payable by Participants with respect to Common Share purchases under the Plan and all administrative costs of the Agent will be borne by the Corporation. A Participant will be responsible for brokerage commissions on a sale of Common Shares effected by the Agent. Participants who enroll through a Nominee may be subject to costs and charges by their Nominee.

6.0 Market Acquisitions, Treasury Acquisitions and Use of Proceeds

The Common Shares acquired by the Agent under the Plan will be, at the Corporation’s sole discretion, either a Treasury Acquisition or a Market Acquisition. Proceeds received by the Corporation from the issuance of Common Shares under the Plan through a Treasury Acquisition will be used for general corporate purposes.

7.0 Method of Purchase

(i)

Application of Dividends. Cash dividends payable on the Common Shares registered in the Plan (less any applicable withholding taxes), and which includes Common Shares distributed under the Plan, will be applied automatically by the Agent in each Dividend Investment Period to the purchase of Common Shares for the Participant by way of a Treasury Acquisition or a Market Acquisition, as determined by the Corporation in its sole discretion.

(ii)

Participant’s Account. Upon investment of the cash dividends, a Participant’s account will be credited with the number of Common Shares, including fractions computed to three decimal places, which is equal to the cash dividends (less any applicable withholding taxes) reinvested on behalf of such Participant divided by the purchase price for the Common Shares. Subject to Section 3.1, full reinvestment of all dividends received under the Plan (less any applicable withholding taxes) is possible as whole and fractional Common Shares are credited to a Participant’s account. The rounding of any fractional interest is determined by the Agent in its sole discretion.

(iii)	Registration of Common Shares. Common Shares issued pursuant to the Plan will be registered in the name of the Agent or its successors as agent for the registered Shareholder Participants.

8.0 Price of Common Shares Purchased under the Plan

The Corporation does not control the price of Common Shares acquired under the Plan. The price (the “Average Market Price”) at which the Agent will purchase new Common Shares during the Dividend Investment Period will be:

(i)

in the case of a Treasury Acquisition, the volume weighted average price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) traded on a Listing Market on the five (5) trading days preceding a Dividend Payment Date, less the Discount. The determination of which Listing Market to be used for purposes of determining the weighted average price of the Common Shares will be made by the Corporation; or

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(ii)

in the case of a Market Acquisition, the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of Participants on a Listing Market for all Common Shares purchased in respect of a Dividend Payment Date under the Plan. The Agent will acquire the applicable aggregate number of Common Shares by Market Acquisition as soon as practicable and in any event within three (3) trading days after the Dividend Payment Date unless otherwise directed by the Corporation. The determination of which Listing Market to be used for purposes of Market Acquisitions will be made by the Corporation.

The determination of the Average Market Price and the Average Market Price after Discount in respect of a Treasury Acquisition will be made by the Corporation and the Corporation will advise the Agent.

9.0 Limit on Reinvestments in Certain Events

The Corporation may limit the maximum number of Common Shares that may be issued under the Plan. If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, Participants will receive from the Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

10.0 Statements of Account

The Agent will maintain an account only for registered Shareholder Participants. Where a non-registered beneficial Shareholder holds Common Shares indirectly through a Nominee, the Nominee will be responsible for providing a non-registered beneficial Shareholder Participant with confirmation of the purchase of Common Shares under the Plan.

A statement of account will be mailed by the Agent to each registered Participant after each Dividend Payment Date. The statement will set out the amount of the cash dividends paid on the registered Shareholder Participant’s Common Shares for the relevant period, the number of new Common Shares distributed through the Plan for the period, the dates of these purchases or issuances, the applicable purchase price per Common Share and the updated total number of Common Shares being held for the registered Shareholder Participant. These statements are a registered Shareholder Participant’s continuing record of the cost of purchases and should be kept for tax purposes as the registered Shareholder Participant is solely responsible for retaining such statements. In addition, each registered Shareholder Participant will receive the appropriate information annually for reporting dividends for tax purposes.

11.0 DRS Advice or Share Certificates

Registered Shareholder Participants who require a DRS advice or a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a DRS advice or a share certificate for any number of whole Common Shares held in their account by duly completing the withdrawal portion of the statement of account and delivering it to the Agent. Alternatively, Participants may withdraw shares at the Agent’s self-service web portal at www.investorcentre.com. The Agent will confirm such withdrawal in the next statement of account mailed to the Participant following receipt of such request. No DRS advice or share certificate will be issued for a fraction of a Common Share. A DRS advice or a share certificate will generally be issued within three (3) weeks of receipt by the Agent of a Participant’s written request. A non-registered beneficial Shareholder Participant who holds Common Shares indirectly through a Nominee, should contact its Nominee where it requires a Common Share certificate.

Plan accounts are maintained in the names in which the registered Shareholder Participants enrolled in the Plan. DRS or certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Any subsequent dividends paid in respect of the new DRS or certificated Common Shares will be subject to reinvestment under the Plan pursuant to the current election of the Participant, so long as the Participant remains the owner of such Common Shares. The Common Shares remaining in a Participant’s account will continue to have cash dividends reinvested pursuant to the Plan.

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12.0 Termination of Participation in the Plan

The following provisions apply in respect of registered Shareholder Participants. Non-registered beneficial Shareholders who are Participants should refer to Section 3.1 of this Plan and contact their Nominee to determine the procedures for terminating their participation in the Plan.

(i)

Termination by Participant. Participation in the Plan may be terminated by completing the termination portion of a Participant’s statement of account and delivering it to the Agent, signed by the registered Shareholder Participant, at least five (5) business days before the record date for a Dividend Payment Date. Alternatively, Participants may terminate their participation in the Plan at the Agent’s self-service web portal at www.investorcentre.com.

(ii)

Death of Participant. Participation in the Plan will be terminated upon receipt by the Agent of satisfactory evidence of the death of the Participant from such Participant’s duly appointed legal representative.

(iii)	Termination by Corporation if No Minimum Holdings. The Corporation reserves the right to terminate participation in the Plan if the Participant does not satisfy the Minimum Holdings requirements.

(iv)

Certificates. Upon termination, a Participant (or the estate of a deceased Participant) will receive a DRS advice or share certificate for the whole Common Shares held in the Participant’s account. The Agent does not provide cash in lieu of any whole Common Share held for Participants. Requests for the issuance of a DRS advice or share certificate to the estate of a deceased Participant must be accompanied by appropriate documentation as determined by the Corporation.

(v)

Fractional Shares. Upon termination, a Participant (or the estate of a deceased Participant) will receive a cash payment for any fraction of a Common Share held in the Participant’s account. All cash payments in respect of fractional Common Shares will be calculated based on the prevailing market price of the Common Shares on the applicable Listing Market on the effective date of the termination. Requests for cash payment for a fraction of a share to the estate of a deceased Participant must be accompanied by appropriate documentation as determined by the Corporation.

(vi)

Comingling. Common Shares in a Participant’s account held pursuant to the Plan that are sold as part of a termination may be commingled with Common Shares of other terminating Participants, in which case, the proceeds to each terminating Participant will be based on the average sale price of all Common Shares so commingled and sold on the same day, less brokerage commissions.

(vii)

Processing Terminations. If a request for termination is received less than five (5) business days before a record date for a Dividend Payment Date the request will be processed within three (3) weeks after the applicable Dividend Payment Date. No terminations will be processed between a record date for a Dividend Payment Date and the completion of the applicable Dividend Investment Period.

(viii)

Sale of Common Shares. A Participant may request the sale of all or some of the Common Shares held for his or her account pursuant to the Plan by delivering it to the Agent at least five (5) business days before the record date for a Dividend Payment Date. If notice is not received by the Agent at least five (5) business days before such record date, settlement of the registered Shareholder Participant account will not commence until after the reinvestment for such Dividend Payment Date has been completed. In this event, the Agent will sell such Common Shares through a broker-dealer designated by the Agent, on consultation with the Corporation, from time to time. The Participant will be charged a commission by the broker-dealer for the sale of the Common Shares, which commission will be deducted from the cash proceeds of the sale to be paid to the Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions, transfer taxes and withholding taxes, if any, will be paid to the Participant by the Agent.

(ix)	Dividends on Termination. After termination, all cash dividends (less any applicable withholding taxes) will be paid in cash to the registered holder of the Common Shares and not to the Agent.

(x)	Currency. Payments in respect of a termination will be made in U.S. currency.

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13.0 Participation by Insiders and Employees

Insiders and employees of the Corporation may elect to participate in the Plan, provided however such persons may only submit an Enrollment Form and may only vary or terminate their participation in the Plan when they are not subject to a blackout period under the Corporation’s Insider Trading Policy.

14.0 Rights Offerings

If the Corporation makes available to registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, rights and DRS or share certificates will be forwarded by the Agent to registered Shareholder Participants in the Plan in proportion to the number of whole Common Shares being held for them in order to facilitate the exercise of such rights by the Participants. A non-registered beneficial Shareholder Participant who holds Common Shares indirectly through a Nominee should contact its Nominee to determine how such rights will be distributed. Such rights will not be made available for any fraction of a Common Share held for a Participant.

15.0 Common Share Dividends, Share Splits and Consolidations

Any Common Share dividend (i.e. a dividend paid by the Corporation in the form of Common Shares) and any Common Shares resulting from a share split will be credited to the Participant’s account based on the whole and fractional Common Shares being held for the Participant in the Plan, subject to Section 3.1 for non-registered beneficial Shareholders. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a registered Shareholder Participant’s account will be adjusted to account for the effect of such consolidation on the Common Shares. DRS advice or share certificates for Common Shares resulting from a Common Share dividend or share split or a replacement of DRS advice or share certificates for Common Shares as a result of a consolidation of Common Shares, on any Common Shares held in certificated form by a Participant, will be delivered to the Participant in the same manner as to holders of Common Shares who are not participating in the Plan.

16.0 Common Share Voting

Whole Common Shares held for a Participant’s account under the Plan are voted in the same manner as Common Shares held in DRS or certificated form. Participants will be provided with meeting materials in respect of Common Shares held for the Participant’s account in accordance with the requirements of securities laws applicable to the Corporation. Common Shares for which instructions are not received, will not be voted. A fractional Common Share does not carry the right to vote.

17.0 Responsibilities of the Corporation and the Agent

The Agent acts as agent for the Participants under the Plan pursuant to an agreement between the Corporation and the Agent which may be terminated by the Corporation upon 30 days written notice to the Agent and may be terminated by the Agent upon 90 days written notice to the Corporation. On each Dividend Payment Date, the Corporation will pay to the Agent on behalf of the Participants all cash dividends payable in respect of such Participants’ Common Shares (less any applicable withholding taxes). The Agent shall use such funds to purchase Common Shares for the Participants in accordance with the Plan. Common Shares purchased under the Plan will be registered in the name of the Agent, as agent for the Participants under the Plan.

An investment in Common Shares is subject to risks. Shareholders wishing to enroll in the Plan should carefully consider the risk factors set out in the Corporation’s Annual Information Form prior to enrolling. Participants should recognize that neither the Corporation nor the Agent can assure a profit or protect against a loss on Common Shares purchased under the Plan.

A Participant agrees that neither the Corporation nor the Agent shall be liable to a Participant for any act undertaken or omitted to be taken in good faith, including, without limitation, actions, damages, claims, liabilities, costs, expenses or losses for negligence, gross negligence or non-compliance with or breach of the terms of the Plan, and each Participant expressly disclaims any recourse in respect thereof. In the event that the Corporation or the Agent are found liable to a Participant, such liability shall be limited to the amount of dividends paid to such Participant during the 12 month period prior to any such claim leading to a finding of liability. In the event of a claim by any third party against the Corporation or the Agent that arises out of or relates to the Plan, the Participant will indemnify the Corporation and the Agent from all such claims, liabilities, damages, costs and expenses, including, without limitation, reasonable legal fees, except to the extent finally determined to have resulted from the intentional, deliberate or fraudulent misconduct of the Corporation. In no event shall the Corporation be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). For purposes of this section, the term the Corporation shall include its associated and affiliated entities and their respective partners, directors, officers and employees. The provisions of this section shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

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Neither the Corporation nor the Agent shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan, including, without limitation, any claims:

(i)

with respect to any failure by a Nominee to enroll or not enroll in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) in accordance with the holder’s instructions or to not otherwise act upon a Shareholder’s instructions;

(ii)

with respect to the continued enrollment in the Plan of any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(iii)	arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, including all necessary documentation;

(iv)

with respect to the prices and times at which Common Shares are purchased or sold on the open market for the account of or on behalf of a Participant, and with respect to the selection of the Listing Market for the purposes of such purchases or sales;

(v)	with respect to any decision to amend, suspend, replace or terminate the Plan in accordance with the terms hereof;

(vi)

with respect to any determination made by the Corporation or the Agent regarding a Shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a Shareholder’s participation for failure to satisfy eligibility requirements; or

(vii)	with respect to any taxes or other liabilities payable by a Shareholder in connection with its Common Shares or its participation in the Plan.

18.0 Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, in its sole discretion, but such action shall have no retroactive effect that would prejudice the interests of the Participants. All amendments to the Plan will be subject to the prior approval of the Listings Markets, if required. All Participants will be (i) sent written notice or (ii) informed by way of news release or posting to the website of the Corporation of any such amendment, suspension or termination. In the event of a termination of the Plan by the Corporation, DRS advice or share certificates for whole Common Shares and payments for fractional Common Shares will be made in accordance with Section 12.0. In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Dividend Investment Period immediately following the effective date of such suspension. Any dividends on the Common Shares subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the Participants (without interest or deduction thereon except applicable withholding taxes, if any).

19.0 Governing Law, Compliance and Rules

The Plan shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

The operation and implementation of the Plan is subject to compliance with all applicable legal requirements including:

(i)	obtaining all necessary regulatory approvals;
(ii)	compliance with all applicable registration and prospectus exemptions;
(iii)	compliance with the requirements of a Listing Market; and
(iv)	compliance with limits on the number of Common Shares issuable under the Plan.

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The Corporation and the Agent may also from time to time adopt and implement rules and regulations to facilitate the administration of the Plan. The Corporation reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

20.0 Currency

All monetary amounts identified in the Plan are in U.S. dollars, unless otherwise expressly stated.

21.0 Income Tax Considerations

A summary of certain Canadian federal income tax considerations is attached to the Plan and a summary of certain United States federal income tax considerations is contained in the prospectus that forms part of the Registration Statement filed with the SEC on August 10, 2016; however, Shareholders should consult their tax advisors about the tax consequences which will result from their participation in the Plan. The summaries are of a general nature only and are not, and are not intended to be, legal or tax advice to any particular Participant under the Plan. The summaries are not exhaustive of all federal income tax considerations that may be applicable to Participants. Accordingly, Participants should consult their own tax advisors with respect to the tax consequences applicable to them having regard to their own particular circumstances.

22.0 Notices

All notices required to be given to a Participant in the Plan will be delivered to the Participant at the most recent address shown on the records of the Corporation maintained by the Agent, or, in the case of non-registered beneficial Shareholder Participants who holds Common Shares indirectly through their respective Nominee. All communications to the Agent and requests for forms or information regarding the Plan, should be directed to the Agent by phone, mail, fax or e-mail to:

Computershare Trust Company of Canada
100 University Avenue, 8th Floor, North Tower
Toronto Ontario
M5J 2Y1

Or the National Contact Center at
North America: 1-800-564-6253
Outside of North America: 514-982-7555
Or by visiting www.Investorcentre.com/service

23.0 Effective Date

The effective date of the Plan is October 20, 2016.

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DIVIDEND REINVESTMENT PLAN – TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

The following is a general summary, as of August 10, 2016, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”) generally applicable to a Participant (a “Specified Participant”) who acquires Common Shares pursuant to the Plan and who, for purposes of the Tax Act and at all relevant times, (i) deals at arm’s length with and is not affiliated with the Corporation and (ii) holds all Common Shares, and will hold any Common Shares issued pursuant to the Plan, as capital property.

The Common Shares will generally constitute capital property to a Specified Participant unless such Common Shares are held in the course of carrying on a business of buying and selling securities or were acquired in a transaction considered to be an adventure or concern in the nature of trade. Certain Specified Participants who are residents of Canada for purposes of the Tax Act and whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such Specified Participant in the taxation year of the election and in all subsequent taxation years be deemed to be capital property. Such Specified Participants should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

This summary is not applicable to a Specified Participant: (i) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) who has acquired any of his or her Common Shares upon the exercise of an employee stock option; (iv) an interest in which is a “tax shelter investment” as defined under the Tax Act, (v) that has elected to report its “Canadian tax results” in a “functional currency” other than Canadian currency, as each of those terms is defined in the Tax Act; (vii) that has entered or will enter into a “derivative forward agreement” with respect to his or her Common Shares, as defined in the Tax Act; or (viii) that is otherwise of special status or in special circumstances. All such Specified Participants should consult their own tax advisors.

Additional considerations, not discussed herein, may be applicable to a Specified Participant that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in Section 212.3 of the Tax Act. Such Specified Participants should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of August 10, 2016, specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to such date (the “Tax Proposals”), and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurance can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein. This summary also assumes that for purposes of the Tax Act and at all relevant times, the Agent is considered to act as agent for all the Participants with respect to all dealings with all of the Common Shares and other assets administered under the Plan. No tax ruling or legal opinion has been sought or obtained with respect to any of the assumptions made for purposes of this summary.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations that may be applicable to Participants. Accordingly, Participants should consult their own tax advisers with respect to the tax consequences applicable to them having regard to their own particular circumstances.

Residents of Canada

This portion of the summary is generally applicable to a Specified Participant who, for purposes of the Tax Act and at all relevant times, is resident or deemed to be resident solely in Canada (a “Canadian Participant”).

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Dividends

The reinvestment of dividends under the terms of the Plan will not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Plan will be treated for purposes of the Tax Act as having received, on each Dividend Payment Date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the normal tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation. For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for any “eligible dividends” properly designated as such by the Corporation. .

In the case of a Canadian Participant that is a corporation, such dividends will be included in computing the corporation’s income and generally will be deductible in computing its taxable income, subject to all restrictions and limitations under the Tax Act (including those pending under the Tax Proposals). In certain circumstances, subsection 55(2) of the Tax Act may treat a dividend received by a Canadian Participant that is a corporation as proceeds of disposition or capital gain, and Canadian Participants that are corporations should consult their own tax advisors in this regard.

A “private corporation” (as defined in the Tax Act), or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a special tax (refundable in certain circumstances) of 38 1/3% (subject to special provisions for taxation years that end after 2015 and begin before 2016) under Part IV of the Tax Act on dividends to the extend such dividends are deductible in computing the corporation’s taxable income.

Acquisition of Common Shares at a Discount

The Corporation may, in its sole discretion, permit the issuance of Common Shares under the Plan pursuant to a Treasury Acquisition at a discount of up to (but not exceeding) 5% of the Average Market Price (the “Discounted Average Market Price”). Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Canadian Participant at the Discounted Average Market Price should not result in a taxable benefit for purposes of the Act.

Capital Gains and Losses

A Canadian Participant who disposes of or is deemed to have disposed of Common Shares acquired pursuant to the Plan (including on the disposition of a fraction of a Common Share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Shares immediately before the disposition or deemed disposition and any reasonable expenses associated with the disposition or deemed disposition. For purposes of determining the amount of any capital gain (or loss) which may result from the disposition of such Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by the Canadian Participant, whether acquired through reinvesting dividends pursuant to the Plan or otherwise acquired outside the Plan.

Generally, one-half of any capital gain (a “taxable capital gain”) so realized by a Canadian Participant in a taxation year will be included in the Canadian Participant’s income for the year and one-half of any capital loss (an “allowable capital loss”) so realized by a Canadian Participant in a taxation year must be deducted against taxable capital gains realized in the year to the extent and in the circumstances specified in the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back up to three taxation years or carried forward indefinitely and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a Common Share may be reduced by the amount of certain dividends received or deemed to be received by the corporation on the share to the extent and under circumstances specified by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, or where a corporation, partnership or trust is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

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Additional Refundable Tax on Corporations

A Canadian Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) of 10 2/3% (subject to certain pro-rationing for taxation years that end after 2015 and begin before 2016) on certain investment income, including amounts in respect of net taxable capital gains, interest and dividends or deemed dividends not deductible in computing taxable income.

Minimum Tax on Individuals

Capital gains realized and dividends received or deemed to be received by individuals and certain trusts may give rise to minimum tax under the Tax Act.

Termination of Participation

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant may receive a cash payment in respect of any fractional Common Shares remaining in the Canadian Participant’s account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Tax Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. Any deemed dividend would be treated in the manner described above under the heading “Certain Canadian Federal Income Tax Considerations – Residents of Canada – Dividends” and any capital gain would be treated in the manner described above under the heading “Certain Canadian Federal Income Tax Considerations – Residents of Canada – Capital Gains and Losses”.

Non-Residents of Canada

This portion of the summary is generally applicable to a Specified Participant who, for the purposes of the Tax Act and at all relevant times, (i) is not and is not deemed to be resident in Canada; and (ii) does not use or hold and is not deemed to use or hold Common Shares in a business carried on in Canada (a “Non-Resident Participant”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Participant that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends

The reinvestment of dividends under the terms of the Plan will not relieve a Non-Resident Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Non-Resident Participant who participates in the Plan will be treated for tax purposes as having received, on each Dividend Payment Date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the normal tax treatment accorded to taxable dividends received by the Non-Resident Participant from a taxable Canadian corporation.

Any dividends paid or credited to the Agent in respect of a Non-Resident Participant's Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Tax Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any applicable income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, in the case of a beneficial owner of dividends who can substantiate that the owner is a resident of the United States for purposes of the Canada-United States Tax Convention, 1980 (the "Canada-US Treaty") and is entitled to the benefits of the Canada-US Treaty, the rate of withholding tax on dividends will generally be reduced to 15%. Dividends paid on the Common Shares to a Non-Resident Participant will be reduced by applicable Canadian withholding tax before reinvestment in Common Shares under the Plan.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence, and should consult with their own tax advisors in this regard.

Acquisition of Common Shares at a Discount

As described above under “Residents of Canada”, the Corporation may, in its sole discretion, permit the issuance of Common Shares under the Plan pursuant to a Treasury Acquisition at a Discounted Average Market Price. Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Non-Resident Participant at the Discounted Average Market Price should not result in a taxable benefit for purposes of the Act.

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Capital Gains and Losses

A Non-Resident Participant will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Participant on a disposition of Common Shares acquired pursuant to the Plan (including upon the disposition of a fractional Common Share), unless such Common Shares are “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Participant at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Generally, a Common Share owned by a Non-Resident Participant will not be taxable Canadian property of the Non-Resident Participant at a particular time provided that the Common Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the Listing Market) at that time unless, at any time during the 60 month period preceding such time, the following two conditions have been met concurrently: (i) the Non-Resident Participant, persons with whom the Non-Resident Participant did not deal at arm’s length, partnerships in which the Non-Resident Participant (or persons with whom the Non-Resident Participant did not deal at arm’s length) holds a membership interest directly or indirectly, or the Non-Resident Participant together with all such foregoing persons, owned 25% or more of the shares of any class or series of the Corporation, AND (ii) more than 50% of the fair market value of such Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” or “timber resource properties” (each as defined in the Tax Act), or an option in respect of, or interests in, or for civil Law rights in, any such properties, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a Common Share could also be deemed to be taxable Canadian property of the NonResident Participant.

Even if the Common Shares are taxable Canadian property to a Non-Resident Participant at a particular time, such Participant may be exempt from tax on any capital gain realized on the disposition of such shares by virtue of an applicable income tax treaty. In the case of a Non-Resident Participant that is a resident of the United States for purposes of the Canada-US Treaty and that is entitled to benefits in accordance with the provisions of the Canada-US Treaty, any gain realized by the Non-Resident Participant on a disposition of Common Shares acquired pursuant to the Plan that would otherwise be subject to tax under the Tax Act will generally be exempt pursuant to the U.S. Treaty provided that the value of such shares is not derived principally from real property situated in Canada at the time of disposition.

In circumstances where a Common Share acquired pursuant to the Plan constitutes or is deemed to constitute taxable Canadian property of the Non-Resident Participant, any capital gain that would be realized on the disposition of such Common Share that is not exempt from tax under the Tax Act pursuant to an applicable income tax treaty generally will be subject to the same Canadian tax consequences discussed above for a Canadian-Resident Participant under the headings “Certain Canadian Federal Income Tax Considerations – Residents of Canada – Capital Gains and Losses”.

Non-Resident Participants who hold, or may hold, Common Shares as taxable Canadian property should consult their own tax advisers with respect to all tax consequences and reporting obligations arising as a result of a disposition of such shares.

Termination of Participation

When a Non-Resident Participant’s participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant may receive a cash payment in respect of any fractional Common Shares remaining in the Non-Resident Participant’s account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Tax Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. Any deemed dividend would be subject to Canadian withholding tax generally as described above under the heading “Certain Canadian Federal Income Tax Considerations – NonResidents of Canada – Dividends” and any capital gain would be treated in the manner described above under the heading “Certain Canadian Federal Income Tax Considerations – Non-Residents of Canada – Capital Gains and Losses”.

TAHOE RESOURCES INC.